Exhibit 5.1

LETTERHEAD OF RICHARDS, LAYTON & FINGER, P.A.

June 22, 2022

Permianville Royalty Trust
c/o The Bank of New York Mellon Trust

Company, N.A., as trustee

919 Congress Avenue, Suite 500

Austin, Texas 78701

Re:	Permianville Royalty Trust

Ladies and Gentlemen:

We have acted as special Delaware counsel for Permianville Royalty Trust, a Delaware statutory trust (the “Trust”), in connection with the matters set forth herein. At your request, this opinion is being furnished to you.

We have examined and relied upon such records, documents, certificates and other instruments as in our judgment are necessary or appropriate to enable us to render the opinions expressed below, including the following documents:

(a)	The certificate of trust of the Trust, as filed with the office of the Secretary of State of the State of Delaware (the “Secretary of State”) on May 3, 2011, as amended by the certificate of amendment, as filed with the office of the Secretary of State on September 4, 2018 with an effective date of September 14, 2018 (collectively, the “Certificate of Trust”);

(b)	The Trust Agreement, dated as of May 3, 2011, by and among Enduro Resource Partners LLC, as trustor (the "Trustor"), Wilmington Trust Company, as Delaware trustee (the "Delaware Trustee"), and The Bank of New York Mellon, N.A., as issuer trustee (the "Issuer Trustee");

(c)	The Amended and Restated Trust Agreement, dated as of November 3, 2011, by and among the Trustor, the Delaware Trustee, and the Issuer Trustee, as amended by the First Amendment to the Trust Agreement, dated as of September 6, 2017 and effective as of August 30, 2017, by and among the Trustor, the Delaware Trustee, and the Issuer Trustee, and as further amended by the Second Amendment to the Trust Agreement, dated as of September 14, 2018, by and among COERT Holdings 1 LLC, (successor-in-interest to the Trustor) as trustor, the Delaware Trustee, and the Issuer Trustee (collectively, the “Trust Agreement”);

Permianville Royalty Trust
June 22, 2022

(d)	The Registration Statement on Form S-3, as amended, filed by the Trust on or about June 22, 2022 with the Securities and Exchange Commission (the “Registration Statement”), including a prospectus (the “Prospectus”) relating to up to 8,600,000 of the Trust Units being registered for resale thereunder (the “Trust Units”); and

(e)	A Certificate of Good Standing for the Trust, dated June 22, 2022, obtained from the Secretary of State.

Initially capitalized terms used herein and not otherwise defined are used as defined in the Trust Agreement. As to various questions of fact material to our opinion, we have relied upon the representations made in the foregoing documents.

With respect to all documents examined by us, we have assumed (i) the authenticity of all documents submitted to us as authentic originals, (ii) the conformity with the originals of all documents submitted to us as copies or forms, and (iii) the genuineness of all signatures.

For purposes of this opinion, we have assumed (i) that the Trust Agreement constitutes the entire agreement among the parties thereto with respect to the subject matter thereof, including with respect to the formation, operation and termination of the Trust, and that the Trust Agreement and the Certificate of Trust are in full force and effect and will not be amended, (ii) except to the extent provided in paragraph 1 below, the due organization or due formation, as the case may be, and valid existence in good standing of each party to the documents examined by us under the laws of the jurisdiction governing its organization or formation, (iii) the legal capacity of natural persons who are parties to the documents examined by us, (iv) that each of the parties (other than the Trust) to the documents examined by us has the power and authority to execute and deliver, and to perform its obligations under, such documents, (v) the due authorization, execution and delivery by all parties thereto of all documents examined by us, (vi) the payment by each Person to whom a Trust Unit was issued by the Trust (collectively, the “Trust Unitholders”) for such Trust Unit, in accordance with the Trust Agreement, (vii) that the Trust Units were issued and sold to the Trust Unitholders in accordance with the Trust Agreement and (viii) that an entry of a notation in an ownership ledger of the Trust maintained for such purpose was made for each Trust Unit to evidence the ownership thereof as contemplated by the Trust Agreement. We have not participated in the preparation of the Registration Statement (other than this opinion) and assume no responsibility for its contents except for this opinion.

This opinion is limited to the laws of the State of Delaware (excluding the securities laws of the State of Delaware), and we have not considered and express no opinion on the laws of any other jurisdiction, including federal laws and rules and regulations relating thereto. Our opinions are rendered only with respect to Delaware laws and rules, regulations and orders thereunder which are currently in effect.

Permianville Royalty Trust
June 22, 2022

Based upon the foregoing, and upon our examination of such questions of law and statutes of the State of Delaware as we have considered necessary or appropriate, and subject to the assumptions, qualifications, limitations and exceptions set forth herein, we are of the opinion that:

1.            The Trust has been duly formed and is validly existing in good standing as a statutory trust under the Delaware Statutory Trust Act, 12 Del. C. § 3801, et. seq.

2.            The Trust Units are validly issued, fully paid and nonassessable beneficial interests in the Trust.

We consent to the filing of this opinion with the Securities and Exchange Commission as an exhibit to the Registration Statement. We hereby consent to the use of our name under the heading “Legal Matters” in the Prospectus. In giving the foregoing consents, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder.

Very truly yours,

/s/ Richards, Layton & Finger, P.A.

JWP